QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

Dot Hill Directors Resign

CARLSBAD, Calif.—June 28, 2002—Dot Hill today announced that Dr. Benjamin Monderer and Carol Turchin have resigned from the company's board of directors in order to spend more time on other business activities.

Dr. Monderer and Ms. Turchin founded Box Hill in 1988. In 1999, Box Hill and Artecon merged to form Dot Hill. They have been Dot Hill board members since the merger and were Box Hill board members since its founding. Ms. Turchin and Dr. Monderer are married to each other.

Charlie Christ, Dot Hill's chairman said, "We are grateful to Ben and Carol for their many contributions to the company over the years. The company is well-positioned for the future, and we wish them well in their endeavors."

Dot Hill (NYSE:HIL) is a leading independent provider of storage networking solutions. Its SANnet product line includes storage area networks, MIL-STD-810F and NEBS Level 3 certified systems. The Axis Storage Manager™ family of products enables companies to enhance their existing IT infrastructures without replacing them regardless of what storage is used. Axis also provides mirroring, remote replication and disaster recovery options for mission-critical applications. Dot Hill's customers include many of the world's leading Internet service providers, telecommunications companies, and government agencies. Dot Hill is an ISO 9002 certified company, and its web site is www.dothill.com.

Dot Hill, Axis and SANnet are trademarks of Dot Hill Systems Corp. All other trademarks and names are the property of their respective owners.

QuickLinks

Dot Hill Directors Resign